                                                                    EXHIBIT 99.1


[LIBBEY LOGO]                                                   LIBBEY INC.
                                                                300 MADISON AVE
                                                                P.O. BOX 10060
                                                                TOLEDO, OH 43699


================================================================================
N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                     AT FRB | WEBER SHANDWICK:
---------------                     -------------------------
KENNETH BOERGER                     SUZY LYNDE
VP/TREASURER                        ANALYST INQUIRIES
(419) 325-2279                      (312) 640-6772


FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 23, 2003


          LIBBEY INC. ANNOUNCES SECOND QUARTER DILUTED EPS OF 59 CENTS;

  COMPARES WITH $0.31 IN PRIOR YEAR PERIOD, CITES HIGHER NATURAL GAS COSTS AND
                      IMPACT OF SLUGGISH ECONOMY ON SALES

TOLEDO, OHIO, JULY 23, 2003--Citing higher natural gas costs and the impact of a sluggish economy and the war in Iraq on sales to retail, industrial and foodservice clients, LIBBEY INC. (NYSE: LBY) announced that its diluted earnings per share for the second quarter ended June 30, 2003, were 59 cents on sales of $128.3 million. On May 1, 2003, the company announced its expectation that diluted earnings per share for the quarter would be between 60 and 70 cents.

SECOND-QUARTER RESULTS

For the quarter ended June 30, 2003, sales increased 12.4 percent to $128.3 million from $114.1 million in the year-ago quarter. The increase in sales was attributable to the sales of Royal Leerdam and Traex, both acquired in December 2002. Excluding these acquisitions, sales declined 4.9 percent, as sales to retail and industrial customers were lower than the year-ago period. Glassware sales to foodservice customers were up in the low single digits on a percentage basis.

The company recorded income from operations of $12.8 million during the quarter. This compares with income from operations of $18.4 million in the year-ago period. Factors contributing to the decline, in addition to lower pre-acquisition sales, were higher natural gas costs of approximately $2 million, higher other operating costs in the company's glassware operations totaling approximately $0.8 million and additional costs (mostly



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non-cash) for pension and postretirement medical benefits of almost $1 million.
Traex and Royal Leerdam contributed modestly to income from operations during the quarter.

Earnings before interest and income taxes (EBIT) was $15.0 million compared to $9.3 million in the year-ago quarter. The prior year period included $13.6 million of expenses related to an abandoned acquisition. Equity earnings from Vitrocrisa, the company's joint venture in Mexico, were $2.0 million on a pretax basis, as compared to $4.5 million pretax in the second quarter of 2002 as the result of lower sales and higher natural gas costs.

For the quarter, Libbey recorded net income of $7.9 million, or 59 cents per diluted share, compared with net income of $4.9 million, or 31 cents per diluted share, in the year-ago period. Last year's net income included expenses associated with an abandoned acquisition. These expenses totaled $13.6 million, less a tax effect of $4.9 million, or an after tax impact of $8.7 million or $.56 per diluted share. Interest expense increased $1.5 million as a result of an increase of debt to $236.0 million from $136.2 million in the year-ago period. Debt increased after funding $62.0 million for the acquisitions of Traex and Royal Leerdam in late 2002 and the repurchase of 2,435,600 shares for $65.7 million since the year-ago period . The company's effective tax rate declined to 30.7% from 32.6% in the year-ago period as the result of lower state and local taxes and lower taxes on equity earnings.

SIX-MONTH RESULTS

For the six months ended June 30, 2003, sales increased 12.9 percent to $240.2 million from $212.8 million in the year-ago period. The increase in sales was attributable to the Royal Leerdam and Traex acquisitions. Excluding these acquisitions, sales declined 4.4 percent as sales declined in all channels of distribution.

Income from operations was $18.4 million compared with $27.0 million in the year-ago period. In addition to the lower pre-acquisition sales, other factors that contributed to the decline included higher natural gas costs of $4.0 million, higher selling general and administrative costs of $6.7 million, and additional costs (mostly non-cash) for pension and postretirement medical costs of $2.1 million.

Earnings before interest and income taxes (EBIT) were $20.5 million, an increase of $3.1 million or 18.1%, compared to $17.4 million in the prior six-month period. The prior period included $13.6 million of expenses related to an abandoned acquisition. Equity earnings from Vitrocrisa were $1.8 million on a pretax basis as compared to $4.2 million pretax in the year-ago period. Interest expense increased $2.2 million primarily as the result of higher debt and the effective tax rate declined to 31.2 percent from 34.1 percent as the result of lower state and local taxes and lower taxes on equity earnings. Net income was $9.9 million, or $0.71 per diluted share, compared with $8.9 million or $0.57 per diluted share in the year-ago period. Last year's net income included expenses associated with an abandoned acquisition. These expenses totaled $13.6 million, less a tax effect of $4.9 million, or an after tax impact of $8.7 million or $.56 per diluted share.



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WORKING CAPITAL

Trade working capital, defined as inventories and accounts receivable less accounts payable, increased compared to the prior year period and as compared to year-end 2002. Total inventories increased $13.9 million from year-end to $123.5 million, primarily as a result of seasonal demands.

OUTLOOK FOR SECOND HALF OF 2003

John F. Meier, chairman and chief executive officer, commenting on the company's outlook for the second half of 2003 said, "We continue to be faced with an economy coming through a challenging period, with a recently concluded war, a tentative consumer, higher energy prices and substantially lower travel. Our indications are that the business environment will be somewhat more accommodating in the balance of 2003. Generally, we expect some growth in the second half of the year as economic conditions are forecasted to improve slightly, new products should drive solid sales performance and with this will come the benefits of higher capacity utilization, driving earnings and cash flow." He added, "We now expect full year sales to total between $515 and $520 million and diluted earnings per share to be in the range of $2.10 to $2.20. This compares to $1.82 in 2002, which included $13.6 million in expenses related to an abandoned acquisition."

WEBCAST INFORMATION

Libbey will hold a conference call for investors on Wednesday, July 23, 2003, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and www.firstcallevents.com/service/ajwz385710629gf12.html. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-



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unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expenses associated with higher medical costs, reduced pension income associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's operations or within the intended time periods; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:
-    is a leading producer of glass tableware in North America;
-    is a leading producer of tabletop products for the foodservice industry;
-    exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes. In 2002, Libbey Inc.'s net sales totaled $433.8 million.










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                                   LIBBEY INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per-share amounts)

                                                                       THREE MONTHS ENDED
                                                                                                              Percent
                                                          June 30, 2003                   June 30, 2002        Change
                                                          -------------                   -------------        ------
Net sales                                                      $128,254                        $114,086        12.4%
Freight billed to customers                                         529                             434
Royalties and net technical assistance                              640                             738
                                                    --------------------            --------------------
      Total revenues                                            129,423                         115,258        12.3%

Cost of sales                                                    99,085                          83,491        18.7%
Selling, general and administrative expenses                     17,514                          13,363        31.1%
                                                    --------------------            --------------------
      Income from operations                                     12,824                          18,404       -30.3%
Equity earnings - pretax                                          1,997                           4,546
Expenses related to abandoned acquisition                             -                         (13,626)
Other income--net                                                   210                              22
                                                    --------------------            --------------------

      Earnings before interest and income taxes                  15,031                           9,346        60.8%

Interest expense--net                                            (3,611)                         (2,081)
                                                    --------------------            --------------------

      Income before income taxes                                 11,420                           7,265        57.2%

Provision for income taxes                                        3,510                           2,365
                                                    --------------------            --------------------

      Net income                                                 $7,910                          $4,900        61.4%
                                                    ====================            ====================

Net income per share:
      Basic                                                       $0.59                           $0.32
                                                    ====================            ====================
      Diluted                                                     $0.59                           $0.31
                                                    ====================            ====================

Weighted average shares:
      Outstanding                                                13,307                          15,417
                                                    ====================            ====================
      Diluted                                                    13,318                          15,695
                                                    ====================            ====================




                                                                           SIX MONTHS ENDED
                                                                                                             Percent
                                                          June 30, 2003                   June 30, 2002       Change
                                                          -------------                   -------------       ------
Net sales                                                      $240,157                        $212,755        12.9%
Freight billed to customers                                         963                             852
Royalties and net technical assistance                            1,390                           1,537
                                                    --------------------            --------------------
      Total revenues                                            242,510                         215,144        12.7%

Cost of sales                                                   189,864                         160,507        18.3%
Selling, general and administrative expenses                     34,280                          27,617        24.1%
                                                    --------------------            --------------------
      Income from operations                                     18,366                          27,020       -32.0%

Equity earnings--pretax                                           1,847                           4,170
Expenses related to abandoned acquisition                             -                         (13,626)
Other income (expense)--net                                         336                            (160)
                                                    --------------------            --------------------

      Earnings before interest and income taxes                  20,549                          17,404        18.1%

Interest expense--net                                            (6,152)                         (3,964)
                                                    --------------------            --------------------

      Income before income taxes                                 14,397                          13,440        7.1%

Provision for income taxes                                        4,486                           4,588
                                                    --------------------            --------------------

      Net income                                                 $9,911                          $8,852        12.0%
                                                    ====================            ====================

Net income per share:
      Basic                                                       $0.71                           $0.58
                                                    ====================            ====================
      Diluted                                                     $0.71                           $0.57
                                                    ====================            ====================

Weighted average shares:
      Outstanding                                                13,883                          15,381
                                                    ====================            ====================
      Diluted                                                    13,896                          15,647
                                                    ====================            ====================




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                                   LIBBEY INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                        June 30, 2003        December 31, 2002             June 30, 2002
                                                        -------------        -----------------             -------------
ASSETS

Cash                                                         $  5,862                 $  1,683                  $  2,340
Accounts receivable                                            56,535                   49,944                    51,954
Inventories                                                   123,520                  109,634                    92,749
Other current assets                                           12,993                   13,487                    11,839
                                               -----------------------  -----------------------   -----------------------
      Total current assets                                    198,910                  174,748                   158,882

Investments                                                    84,596                   87,847                    82,377

Other assets                                                   39,754                   39,016                    51,037

Goodwill                                                       61,228                   59,795                    43,282

Net property, plant and equipment                             163,348                  163,121                   127,039
                                               -----------------------  -----------------------   -----------------------

Total assets                                                 $547,836                 $524,527                  $462,617
                                               =======================  =======================   =======================


LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable                                                $  4,808                 $  2,660                  $  1,580
Accounts payable                                               32,474                   31,633                    23,848
Accrued liabilities                                            45,252                   39,687                    30,859
Other current liabilities                                      16,952                   20,168                    11,617
Long-term debt due within one year                                115                      115                       115
                                               -----------------------  -----------------------   -----------------------
      Total current liabilities                                99,601                   94,263                    68,019

Long-term debt                                                231,052                  188,403                   134,461

Deferred taxes and other liabilities                           23,903                   25,795                    35,540

Pension liability                                              29,910                   28,655                         -

Nonpension postretirement benefits                             47,633                   47,193                    48,084

Total shareholders' equity                                    115,737                  140,218                   176,513
                                               -----------------------  -----------------------   -----------------------

Total liabilities and shareholders' equity                   $547,836                 $524,527                  $462,617
                                               =======================  =======================   =======================




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                                   LIBBEY INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (Dollars in thousands)

                                                                                  SIX MONTHS ENDED
                                                                        June 30, 2003         June 30, 2002
                                                                        -------------         -------------

Operating activities
      Net income                                                             $  9,911              $  8,852
      Adjustments to reconcile net income to net
         cash provided by (used in) operating activities:
            Depreciation                                                       12,766                 8,858
            Amortization                                                          966                   990
            Other non-cash charges                                             (3,122)                 (619)
            Net equity earnings                                                (1,479)               (2,679)
            Net change in components of working
               capital and other assets                                       (12,685)                 (790)
                                                                    ------------------     -----------------
               Net cash provided by operating activities                        6,357                14,612

Investing activities
      Additions to property, plant and equipment                              (10,716)               (8,151)
      Dividends received from equity investments                                4,900                 4,659
      Other                                                                       897                     -
                                                                    ------------------     -----------------
         Net cash used in investing activities                                 (4,919)               (3,492)

Financing activities
      Net bank credit facility activity                                       (61,872)              (11,000)
      Senior notes                                                            100,000                     -
      Other net borrowings                                                      2,088                  (876)
      Payment of finance fees                                                    (663)                 (815)
      Stock options exercised                                                   4,841                 2,358
      Treasury shares purchased                                               (38,888)                    -
      Dividends                                                                (2,788)               (2,307)
                                                                    ------------------     -----------------
         Net cash provided by (used in) financing activities                    2,718               (12,640)

Effect of exchange rate fluctuations on cash                                       23                     -
                                                                    ------------------     -----------------

Increase (decrease) in cash                                                     4,179                (1,520)

Cash at beginning of year                                                       1,683                 3,860
                                                                    ------------------     -----------------

Cash at end of period                                                        $  5,862              $  2,340
                                                                    ==================     =================





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                                   LIBBEY INC.
                CONDENSED CONSOLIDATED JOINT VENTURE INFORMATION
                             (Dollars in thousands)

                          Income Statement Information


Three months ended June 30,                                2003                     2002
=========================================================================================
Net sales                                              $ 47,801                 $ 53,132
Other revenue                                               459                      669
                                            --------------------   ----------------------
  Total revenue                                          48,260                   53,801
  Cost of sales                                          35,930                   39,781
                                            --------------------   ----------------------
Gross profit                                             12,330                   14,020
   Operating expenses                                     5,963                    5,682
                                            --------------------   ----------------------
Income from operations                                    6,367                    8,338
  Other loss                                               (216)                    (164)
                                            --------------------   ----------------------
Earnings before finance costs and taxes                   6,151                    8,174
  Interest expense                                        1,349                    1,312
  Translation (loss) gain                                  (727)                   2,271
                                            --------------------   ----------------------
Earnings before income taxes                              4,075                    9,133
  Income taxes                                            1,075                    3,387
                                            --------------------   ----------------------
Net income                                             $  3,000                 $  5,746
=========================================================================================





Six months ended June 30,                                  2003                     2002
=========================================================================================
Net sales                                              $ 85,703                 $ 96,306
Other revenue                                               844                    1,101
                                            --------------------   ----------------------
  Total revenue                                          86,547                   97,407
  Cost of sales                                          68,929                   76,697
                                            --------------------   ----------------------
Gross profit                                             17,618                   20,710
   Operating expenses                                    10,819                   10,930
                                            --------------------   ----------------------
Income from operations                                    6,799                    9,780
  Other loss                                               (208)                     (96)
                                            --------------------   ----------------------
Earnings before finance costs and taxes                   6,591                    9,684
  Interest expense                                        2,743                    2,957
  Translation (loss) gain                                   (80)                   1,783
                                            --------------------   ----------------------
Earnings before income taxes                              3,768                    8,510
  Income taxes                                              751                    3,043
                                            --------------------   ----------------------
Net income                                             $  3,017                 $  5,467
=========================================================================================


The above are summarized combined financial information for equity investments, which includes the 49% ownership in Vitrocrisa, which manufactures, markets and sells glass tableware (e.g. beverageware, plates, bowls, serveware and accessories) and industrial glassware (e.g. coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and the 49% ownership in Crisa Industrial, L.L.C., which distributes industrial glassware in the U.S. and Canada for Vitrocrisa, for 2003 and 2002.